BlackRock New York Municipal Bond Fund

of

BlackRock Multi-State Municipal Series Trust

File No. 811-4375

Item No. 77M (Mergers) -- Attachment

During the fiscal semi-annual period ending September 30, 2006, BlackRock New York Municipal Bond Fund (the “Registrant”), a series of BlackRock Multi-State Municipal Series Trust acquired substantially all of the assets and assumed substantially all of the liabilities of Lebenthal New York Municipal Bond Fund, a series of Lebenthal Funds, Inc., File No. 811-6170.

At meetings of the Boards of Trustees of BlackRock New York Municipal Bond Fund, the Boards of Trustees approved an Agreement and Plan of Reorganization (the “Reorganization”).  The Reorganization referred collectively to (i) the acquisition of substantially all of the assets and the assumption of substantially all of the liabilities of Lebenthal New York Municipal Bond Fund by the Registrant, (ii) the simultaneous distribution to the Acquired Funds an equal aggregate value of newly-issued shares of the Registrant, and (iii) the subsequent distribution of the newly-issued shares of the Registrant by each Acquired Fund to its respective shareholders.

On February 1, 2006, in connection with the Reorganization, the Registrant filed a Registration Statement on Form N-14/A (File Nos. 333-130529 and 811-4375; the “N-14/A Registration Statement”).  The N-14/A Registration Statement contained the proxy materials soliciting the approval of the Agreement and Plan of Reorganization by the shareholders of Insured Fund and Limited Maturity Fund.

On March 10, 2006, the shareholders of the Registrant, New York Municipal Bond Fund approved the Reorganization at a special meeting of shareholders held for that purpose.  On May 1, 2006, the “Reorganization Date,” pursuant to the Agreement and Plan of Reorganization, Lebenthal New York Municipal Bond Fund transferred securities and cash valued at $  87,042,207.35 to the Registrant and received in exchange 7,992,856.506  newly-issued shares of the Registrant; These shares were distributed to the respective shareholders as provided in the Agreement and Plan of Reorganization.

An Application for Deregistration on Form N-8F was filed by Lebenthal Funds, Inc. on July 26, 2006.